SECURITIES PURCHASE AGREEMENT

     SECURITIES PURCHASE AGREEMENT dated as of the 8th day of February 1999 by and among T2 DEVELOPER, INC., a Delaware corporation ("Buyer") and wholly-owned subsidiary of TAKE-TWO INTERACTIVE SOFTWARE, INC., a Delaware corporation ("T2"); GATHERING OF DEVELOPERS I, LTD., a Texas limited partnership (the "Partnership"); and GATHERING OF DEVELOPERS, INC., a Texas corporation ("Gathering").

                                   WITNESSETH:

     WHEREAS, the Partnership was duly organized in January 1998 pursuant to an Agreement of Limited Partnership dated January 29, 1998 (the "Partnership Agreement") to engage in the business of developing, publishing and marketing interactive software games (the "Business"); and

     WHEREAS, Gathering is the sole general partner of the Partnership (hereinafter referred to as the "General Partner"); and

     WHEREAS, Harry A. Miller and Michael S. Wilson (the "Shareholders") own all of the issued and outstanding capital stock of the General Partner; and

     WHEREAS, the limited partners of the Partnership as of the date hereof set forth on Exhibit A (individually, a "Limited Partner" and collectively, the "Limited Partners") are the owners of all of the issued and outstanding limited partnership interests of the Partnership (the "Limited Partnership Interests"); and

     WHEREAS, simultaneously with the execution of this Agreement, the General Partner and each of the Limited Partners desire to amend and restate the Partnership Agreement (the "Amended and Restated Partnership Agreement") to among other things (i) admit Buyer as a special Limited Partner (hereinafter sometimes referred to as the "Class A Limited Partner"); (ii) issue a Class A Limited Partnership Interest (the "Class A Interest") representing a fixed, non-dilutable (except in accordance with the terms of the Partnership Agreement) 19.9% economic limited partner interest of the Partnership; and (iii) reclassify: (a) the Limited Partners as Class B Limited Partners (hereinafter referred to as the "Class B Limited Partners") and (b) the Limited Partnership Interests currently held by the Class B Limited Partners as Class B Limited Partnership Interests (hereinafter referred to as the "Class B Interests"). The Class A Interests and the Class B Interests are sometimes collectively referred to herein as the "Partnership Interests." A copy of the Amended and Restated Partnership Agreement attached hereto as Exhibit B and incorporated by reference herein is made an integral part hereof; and

     WHEREAS, in connection with the transactions contemplated by this Agreement, the Partnership and T2 desire to amend the terms of the Software Distribution Agreement (the "Distribution Agreement") dated as of May 27, 1998, by and between the Partnership and T2 and the Heads of Agreement ("Heads of Agreement"), dated as of April 6, 1998, by and among the Partnership, T2, Terminal Reality, Inc., Apogee Software, Inc., PopTop Software, Inc. and Take-Two Interactive Software Europe, Ltd. (collectively, the "Distribution Agreements") in the form and substance attached hereto as Exhibit C which is incorporated by reference herein and made an integral part hereof (the "Amended Distribution Agreement").

     NOW, THEREFORE, in consideration of and in reliance upon the covenants, conditions, representations and warranties herein contained, the parties hereto hereby agree as follows:

     1. Preamble. It is expressly agreed by the parties that the preamble is an integral part of this agreement and its terms are incorporated herein.

     2. Purchase and Sale of Class A Interests. Subject to the terms and conditions set forth in this Agreement and in reliance upon the representations, warranties, covenants and conditions herein contained, on the Closing Date (as defined in Section 7 hereof) the Partnership shall issue, sell, convey, assign, transfer and deliver to Buyer the Class A Interest, free and clear of any and all Liens (as defined in subparagraph 8.5 hereof) and Buyer shall be admitted as a Class A Limited Partner in accordance with the terms of the Amended and Restated Partnership Agreement.

     3. Purchase Price. In consideration for the issuance of the Class A Interest, T2 shall cause the Class A Limited Partner to make an aggregate capital contribution of $4 million to the Partnership (the "Capital Contribution") in accordance with Section 4 hereof.

     4. Payment of Purchase Price. Subject to the terms and conditions of the Amended and Restated Partnership Agreement and Amended Distribution Agreement, the Capital Contribution shall be made as follows: One installment of $667,000 to be paid in cash on the Closing Date and thereafter in 5 equal monthly installments of $667,000 to be paid on the first day of each month, commencing on March 1, 1999. The Class A Limited Partner's obligation to make the Capital Contribution is subject to the Partnership complying with the material provisions of the Amended Distribution Agreements. In the event there is a default with respect to such material obligations and such default is not cured within 60 days of written notice from T2 to Gathering, the Class A Limited Partner may elect, at its option, to discontinue payment of the Capital Contribution hereunder, at which time the Capital Contribution shall be deemed paid to the extent of the damage directly caused by such default by the Partnership subject to the limitations contained in the Amended Distribution Agreement. In the event that the Class A Limited Partner fails to make all or any part of any payment of the Capital Contribution when due hereunder and if such default occurs and remains uncured for a period of 45 days after such payment is due (each such event, a "Payment Default"), then, the General Partner at its sole election and as its exclusive remedy with respect to a default in the payment of the Capital Contribution, may either (i) decrease pro rata the Class A Limited Partner's Class A Interest to be equivalent in proportion and value with the portion of the Capital Contribution paid prior to the date of such uncured default and no more Capital Contribution shall be due hereunder, or (ii) the Class A Limited Partner shall immediately become a Class B Limited Partner of the Partnership and the remaining balance of the Capital Contribution shall be immediately due and payable.

     5. Director Designees. For a period of five years following the date hereof, the General Partner will, upon the written request of the Class A Limited Partner, elect two designees of the Class A Limited Partner to the General Partner's Board of Directors (the "Board"), and compensate and reimburse such director designees in the same manner as it compensates and reimburses directors of the General Partner. The General Partner will deliver to the Class A Limited Partner, on the Closing Date, the agreements of the Shareholders to vote their shares for the election of the designees.

     6. Further Assurances. Each of the Class A Limited Partner and T2, on the one hand, and the General Partner and the Partnership, on the other hand, hereby agree that it shall from time to time after the Closing Date, at its sole cost and expense, take any and all actions, and execute, acknowledge, deliver, file and/or record any and all documents and instruments, as any other party may reasonably request in order to more fully perfect the rights which are intended to be granted hereunder. The Partnership and the General Partner hereby agree not to (without the written consent of T2) assign, transfer or otherwise pledge, encumber or place a lien against, or intentionally breach the terms of, the Partnership's Publishing and Development Agreements with the Class B Limited Partners.

     7. Closing. The closing of the transactions provided for herein (the "Closing") shall take place on February 8th, 1999, at the offices of Tenzer Greenblatt LLP, 405 Lexington Avenue, New York, NY 10174, or at such other place, time and date and in such manner as may hereafter be mutually agreed upon by the parties (such time and date of Closing being hereinafter called the "Closing Date"). At the Closing: (i) each of the Partnership and the General Partner shall deliver (a) the Amended and Restated Partnership Agreement, (b) the Amended Distribution Agreement, (c) certificates representing the Class A Interest issued in the name of the Class A Limited Partner, (d) the agreement of the Shareholders set forth in Section 5, and (e) an opinion of Thompson & Knight, P.C., counsel for the Partnership, dated the Closing Date, in the form attached hereto as Exhibit D; and (ii) each of T2 and the Class A Limited Partner shall deliver (a) the Amended Distribution Agreement, (b) the Amended and Restated Partnership Agreement, (c) an opinion of Tenzer Greenblatt LLP, counsel for each of T2 and the Class A Limited Partner, dated the Closing Date, in the form attached hereto as Exhibit E; and (d) the initial payment of the purchase price for the Class A Interest of $666,667 in immediately available funds.

     8. Representations and Warranties as to the Partnership. The General Partner hereby represents and warrants to the Class A Limited Partner as follows:

     8.1. Organization, Standing and Power.

     The Partnership is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Texas, with full partnership power and authority to own, lease and operate its properties and to carry on its business as presently conducted by it. There are no states or jurisdictions in which the character and location of any of the properties owned or leased by the Partnership, or the conduct of its business, makes it necessary for it to qualify to do business as a foreign limited partnership except where the failure to do so would not have a material adverse effect on the Partnership. The General Partner is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. The Partnership Agreement and all amendments thereof, have been furnished to the Class A Limited Partner and are true, complete and correct.

     8.2. Capitalization.

     (a) All issued Class B Interests have been duly and validly issued and, subject to applicable law, are fully paid and nonassessable. Except as set forth in Schedule 8.2, there are no outstanding options, warrants, rights, puts, calls, commitments, conversion rights, plans or other agreements of any character to which the Partnership or the General Partner is a party or otherwise bound which provide for the acquisition, disposition or issuance of any Class B Interests, or authorized and unissued partnership interests of the Partnership. Except as provided under applicable law, there is no personal liability, and there are no preemptive or similar rights, attached to the Class B Interests. Set forth on Schedule A, is a complete and correct list of the names, addresses and record ownership of all of the partners of the Partnership. The Partnership has no knowledge that any of the Class B Interests have been assigned or transferred other than the proposed transfer involving Strategic Marketing Partners to an affiliate thereof.

     (b) The Class A Interest is duly and validly issued and, subject to applicable law and the terms of this Agreement and the Amended and Restated Partnership Agreement, fully paid and nonassessable. Except as set forth on
Schedule 8.2 there are no outstanding options, warrants, rights, puts, calls, commitments, conversion rights, plans or other agreements of any character to which the Partnership or the General Partner is a party or otherwise bound which provide for the acquisition, disposition or issuance of any Class A Interest. Except as provided under applicable law, there is no personal liability, and there are no preemptive or similar rights, attached to the Class A Interest. The Class A Interest will be issued free and clear of any and all Liens (as defined below).

     8.3. Interests in Other Entities.

     Other than the publishing agreements of the Partnership and as set forth on
Schedule 8.3, neither the Partnership nor the General Partner (A) owns, directly or indirectly, of record or beneficially, any shares of voting stock or other equity securities of any corporation, (B) has any ownership interest, direct or indirect, of record or beneficially, in any unincorporated entity, or (C) have any obligation, direct or indirect, present or contingent, (1) to purchase or subscribe for any interest in, advance or loan monies to, or in any way make investments in, any person or entity, or (2) to share any profits or capital investments or both.

     8.4. Authority.

     The execution and delivery by each of the Partnership and the General Partner of this Agreement, the Amended Distribution Agreement and the Amended and Restated Partnership Agreement and of all of the other agreements to be executed and delivered by it pursuant hereto, the performance by it of its obligations hereunder and thereunder, and the consummation by it of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of the Partnership and the General Partner, and each of the Partnership and the General Partner has all necessary power with respect thereto. This Agreement is, and when executed and delivered by the Partnership and the General Partner and each of the other agreements to be delivered by any or all of them pursuant hereto will be, the valid and binding obligations of the Partnership and the General Partner in accordance with its terms.

     8.5. Noncontravention.

     Except as set forth on Schedule 8.5, neither the execution and delivery by each of the Partnership and the General Partner of this Agreement, the Amended Distribution Agreement, the Amended and Restated Partnership Agreement or of any agreement to be executed and delivered by it pursuant hereto, nor the consummation of any of the transactions contemplated hereby or thereby, nor the performance by each of the Partnership and the General Partner of any of its obligations hereunder or thereunder, will (nor with the giving of notice or the lapse of time or both would) (A) give rise to a default, or any right of termination, cancellation or acceleration, or otherwise be in conflict with or result in a loss of contractual benefits to the Partnership, under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which it is a party or by which the Partnership or the General Partner or any of the assets of the Partnership (the "Partnership Assets") may be bound, or require any consent, approval or notice under the terms of any such document or instrument, or (B) violate any order, writ, injunction, decree, law, statute, rule or regulation of any court or governmental or administrative authority which is applicable to the Partnership, the General Partner or any of the Partnership Assets where such violation would have a material adverse effect on the Partnership or the General Partner, or (C) result in the creation or imposition of any lien, security interest, pledge, mortgage, easement, leasehold, assessment, covenant, restriction, reservation, conditional sales, prior assignment, or other encumbrance of any nature whatsoever other than those created by T2 or its affiliate ("Liens") upon any material Partnership Assets, or (D) materially interfere with or otherwise materially adversely affect the operation of the Business after the Closing Date.

     8.6. Financial Statements.

     The financial statements of the Partnership (the "Partnership Financial Statements") are attached hereto as Exhibit F. The Partnership Financial Statements consist of the unaudited balance sheets at December 31, 1998, and the related statements of income for the twelve months then ended (collectively, the "Partnership Financial Statements"). The Partnership Financial Statements present fairly the financial position of the Partnership as at the dates thereof and the results of operations for the periods indicated in all material respects. The books and records of the Partnership are complete and correct, have been maintained in accordance with good business practices, and accurately reflect the basis for the financial condition, results of operations of the Partnership as set forth in the Partnership Financial Statements.

     8.7. Absence of Undisclosed Liabilities.

     The Partnership has no material liabilities or obligations of any nature whatsoever, whether accrued, absolute, contingent or otherwise, which have not been (i) accrued in the December 31, 1998 balance sheet of the Partnership in the case of liabilities and obligations of a type customarily reflected on a partnership balance sheet, or (ii) described in any of the Schedules delivered pursuant hereto or omitted from said Schedules in accordance with the terms of this Agreement, in the case of other types of contingent and other liabilities and obligations, or (iii) incurred, consistent with past practice, in the ordinary course of business since November 30, 1998, where applicable.

     8.8. Litigation.

     Other than as set forth in Schedule 8.8 there are no claims, suits, actions, arbitration, investigations, inquiries or other proceeding before any governmental agency, court or tribunal, domestic or foreign, or before any private arbitration tribunal, pending or, to the best knowledge of the Partnership, threatened, against or relating to the Partnership, the Business or any of the Partnership Assets; nor to the best knowledge of the Partnership, is there any basis for any such claim, suit, action, arbitration, investigation, inquiry or other proceeding. Except for the settlement agreement between the Partnership, T2 and The 3DO Company, there are no judgments, orders, stipulations, injunctions, decrees or awards in effect in any proceeding involving the Partnership as a party, the effect of which is (A) to limit, restrict, regulate, enjoin or prohibit any business practice in any area, or the acquisition of any properties, assets or businesses, or (B) otherwise materially adverse to the Business or any of the Partnership Assets.

     8.9. No Violation of Law.

     To the best knowledge of the Partnership, the Partnership has not engaged or is not engaging in any activity or omitting to take any action as a result of which (A) it is in violation of any law, rule, regulation, zoning or other ordinance, statute, order, injunction or decree, or any other requirement of any court or governmental or administrative body or agency, applicable to the Partnership, including, but not limited to, those relating to: occupational safety and health; environmental and ecological protection (e.g., the use, storage, handling, transport or disposal of pollutants, contaminants pesticides or hazardous or toxic materials or wastes, and the exposure of persons thereto); business practices and operations; labor practices; employee benefits; and zoning and other land use, and (B) the Partnership, the Business and/or any of the Partnership Assets have been or may be materially adversely affected.

     8.10. Intellectual Property.

     Schedule 8.10 is a complete and correct list of all (A) United States and foreign patents, trademark and trade name registrations, trademarks and trade names, brandmarks and brand name registrations, servicemarks and servicemark registrations, assumed names and copyrights and copyright registrations, owned in whole or in part by the Partnership, and all applications therefor, (B) inventions, discoveries, improvements, processes, formulae, proprietary rights and trade secrets relating to the Business which have been so identified by the Partnership in the normal conduct of its business, and (C) licenses and other agreements to which the Partnership is a party or otherwise bound which relate to any of the foregoing. Except as expressly set forth in said Schedule 8.10,
(A) the Partnership owns or has the right to use all of the foregoing ; (B) no proceedings have been instituted, are pending or are threatened, which challenge the rights of the Partnership in respect thereto or the validity thereof and, to the best knowledge of the Partnership, there is no valid basis for any such proceedings; (C) none of the aforesaid violates any laws, statutes, ordinances or regulations, or has at any time infringed upon or violated any rights of others, or is being infringed by others; and (D) none of the aforesaid is subject to any outstanding order, decree, judgment, stipulation or charge. To the best knowledge of the Partnership, all of the labelling and packaging for the Partnership's products have complied with all applicable federal, state and local laws in all material respects.

     8.11. Tax Matters.

     The Partnership has filed with the appropriate governmental agencies all tax and informational returns and reports required to be filed by it prior to the Closing, and has paid in full or made adequate provision for the payment of, all taxes, interest, penalties, assessments and deficiencies shown to be due or claimed to be due on such tax returns and reports.

     8.12. Insurance.

     Attached hereto as Schedule 8.12 is a complete and correct list of all policies of insurance relating to any of the Partnership's assets or the Business in which the Partnership is an insured party, beneficiary or loss payable payee. Such policies are in full force and effect, all premiums due and payable with respect thereto have been paid, and no notice of cancellation or termination has been received by the Partnership with respect to any such policy. The Partnership has not sustained any material loss or interference with its business from fire, storm, explosion, flood or other casualty, whether or not covered by insurance, or from any labor dispute or court of governmental action, order or decree.

     8.13. Certain Contracts.

     Schedule 8.13 is a complete and correct list of all material contracts, commitments, indentures, mortgages, obligations, agreements and understandings to which the Partnership is a party or otherwise bound (including all of the Partnership's Publishing Agreements and Development Agreements with the Class B Limited Partners); for purposes of this Section 8.13, the term "material" means contracts providing for payments to or by the Partnership to or by third parties in an amount greater than $100,000, a complete list and copies thereof, if requested, of which have been furnished to Buyer. Except as set forth on
Schedule 8.13, all material contracts, commitments, indentures, mortgages, obligations, agreements and undertakings set forth on any of the Schedules delivered pursuant to this Agreement (A) are in full force and effect, no person or entity which is a party thereto or otherwise bound thereby is in default thereunder, and, no event, occurrence, condition or act exists which does (or which with the giving of notice or the lapse of time or both would) give rise to a default or right of cancellation, acceleration or loss of material contractual benefits thereunder; and (B) there has been no threatened cancellations thereof, and there are no outstanding disputes thereunder. To the best knowledge of the Partnership, none of the material provisions of such contracts, instruments or agreements violates any existing applicable law, rule, regulation, judgment, order or decree of any governmental agency or court having jurisdiction over the Partnership, the Business or the Partnership Assets.

     8.14. Information as to the Partnership.

     None of the representations or warranties, as qualified therein, made by the General Partner or the Partnership in this Agreement or in any agreement executed and delivered by it pursuant hereto are false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein contained not misleading.

     9. Representations and Warranties as to the Class A Limited Partner.

     Each of T2 and the Class A Limited Partner jointly and severally represents and warrants to the Partnership and the General Partner as follows:

     9.1. Organization, Standing and Power.

     The Class A Limited Partner is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own, lease and operate its properties and to carry on its business as presently conducted by it.

     9.2. Authority.

     The execution and delivery by each of T2 and the Class A Limited Partner of this Agreement, the Amended and Restated Partnership Agreement, and of each agreement to be executed and delivered by it pursuant hereto, the compliance by each of T2 and the Class A Limited Partner with the provisions hereof and thereof, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of each of T2 and the Class A Limited Partner, and each of T2 and the Class A Limited Partner has all necessary corporate power with respect thereto. Each of this Agreement, the Amended and Restated Partnership Agreement, and each other agreement to be executed and delivered by it pursuant hereto will be, is, and when executed and delivered by each of T2 and the Class A Limited Partner, will be the valid and binding obligation of each of T2 and the Class A Limited Partner in accordance with its terms. Neither the execution and delivery by T2 and the Class A Limited Partner of this Agreement, the Amended and Restated Partnership

Agreement or of any of the aforementioned other agreements, nor the consummation of the transactions contemplated hereby or thereby, nor the compliance by T2 and the Class A Limited Partner with the provisions hereof and thereof, will (nor with the giving of notice or the lapse of time or both, would) conflict with or result in a violation of any provision of the Certificate of Incorporation or By-laws of either T2 or the Class A Limited Partner, or in the breach of any material agreement to which either T2 or the Class A Limited Partner is a party or otherwise bound.

     10. Investment Intent.

     Each of T2 and the Class A Limited Partner hereby jointly and severally represents and warrants to Gathering and the Partnership that each of T2 and the Class A Limited Partner is (i) an "accredited investor" who has had the opportunity to ask questions concerning the partnership and is purchasing the Class A Interest for investment purposes only and not with a view toward the distribution thereof; and (ii) an expert in the industry and business of the Partnership and understands the risks associated therewith and has entered into this Agreement based upon such expertise and the representations and warranties contained herein. The certificate representing the Class A Interest shall bear a legend substantially similar to the following:

              "The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended ("Act"), and may not be offered or sold except (i) pursuant to an effective registration statement under the Act; (ii) pursuant to an exemption provided for under the Act; or (iii) upon the delivery by the holder to the Partnership of an opinion of counsel, reasonably satisfactory to counsel for the Partnership, stating that an exemption from registration under such Act is available."

     T2 and the Class A Limited Partner, by acceptance of the Class A Interest, covenants and agrees that the Class A Interest is being acquired as an investment and not with a view to the distribution thereof and the Class A Interest may not be transferred unless such securities are either registered under the Act and any applicable state securities law or an exemption from such registration is available. T2 and the Class A Limited Partner agree to execute any documents which may be reasonably required by counsel to the Partnership to comply with the provisions of the Act and applicable state securities laws.

     11. Indemnification.

     11.1. Indemnification by the General Partner and the Partnership.

     The General Partner and the Partnership hereby, jointly and severally, indemnify and hold the Class A Limited Partner and T2 and each of their respective officers, directors, agents, stockholders and controlling persons harmless from and against any and all losses, obligations, deficiencies, liabilities, claims, damages, costs and expenses (including, without limitation, the amount of any settlement entered into pursuant hereto, and all reasonable legal and other expenses incurred in connection with the investigation, prosecution or defense of any matter indemnified pursuant hereto) which any of them may sustain, suffer or incur and which arise out of, are caused by, relate to, or result or occur from or in connection with the breach by the Partnership and the General Partner of any representation, warranty or covenant made by it in this Agreement or in any agreement or instrument executed and delivered pursuant hereto.

     11.2. Indemnification by Class A Limited Partner and T2.

     Each of T2 and the Class A Limited Partner hereby, jointly and severally, indemnifies and holds the General Partner and the Partnership and each of their respective officers, directors, agents, partners, employees and controlling persons harmless from and against any and all losses, obligations, deficiencies, liabilities, claims, damages, costs and expenses (including, without limitation, the amount of any settlement entered into pursuant hereto, and all reasonable legal and other expenses incurred in connection with the investigation, prosecution or defense of any matter indemnified pursuant hereto), which any of them may sustain, suffer or incur and which arise out of, are caused by, relate to, or result or occur from or in connection with the breach by T2 or the Class A Limited Partner of any representation, warranty or covenant made by it in this Agreement or in any agreement or instrument executed and delivered pursuant hereto.

     11.3. Third Party Claims.

     If a claim by a third party is made against any party or parties hereto and the party or parties against whom said claim is made intends to seek indemnification with respect thereto under this Section 11, the party or parties seeking such indemnification shall promptly notify the indemnifying party or parties, in writing, of such claim; provided, however, that the failure to give such notice shall not affect the rights of the indemnified party or parties hereunder unless such failure materially and adversely affects the indemnifying party or parties. The indemnifying party or parties shall have twenty (20) days after said notice is given to elect, by written notice given to the indemnified party or parties, to undertake, conduct and control, through counsel of their own choosing (subject to the consent of the indemnified party or parties, such consent not to be unreasonably withheld) and at their sole risk and expense, the good faith settlement or defense of such claim, and the indemnified party or parties shall cooperate with the indemnifying parties in connection therewith; provided: (i) in the case of the General Partner as the indemnifying parties, they shall not thereby permit to exist any lien, encumbrance or other adverse charge upon any of the Partnership's Assets, Buyer or the Business, and (ii) the indemnified parties shall be entitled to participate in such settlement or defense through counsel chosen by the indemnified parties, provided that the fees and expenses of such counsel shall be borne by the indemnified parties. So long as the indemnifying parties are contesting any such claim in good faith, the indemnified parties shall not pay or settle any such claim; provided, however, that notwithstanding the foregoing, the indemnified parties shall have the right to pay or settle any such claim at any time, provided that in such event they shall waive any right of indemnification therefor by the indemnifying parties. If the indemnifying parties do not make a timely election to undertake the good faith defense or settlement of the claim as aforesaid, or if the indemnifying parties fail to proceed with the good faith defense or settlement of the matter after making such election, then, in either such event, the indemnified parties shall have the right to contest, settle or compromise the claim at their exclusive discretion, at the risk and expense of the indemnifying parties to the full extent set forth in subparagraph 11.1 or 11.2 hereof, as the case may be.

     12. Miscellaneous Provisions.

     12.1. Survival of Representations and Warranties.

     Each of the parties hereto agrees that all representations and warranties made by or on behalf of it in this Agreement, or in any document or instrument delivered pursuant hereto shall survive the Closing Date for a period of two years, and thereafter expire and thereafter no party hereto or any shareholder, director, officer, employee, or affiliate of such party shall be under any liability with respect to any such representation or warranty; provided, however, that with respect to any claim for a breach of any representation or warranty made before the expiration of such two year period, such representation or warranty shall be deemed to survive and the breaching party shall continue to have liability thereunder in accordance with the terms of this Agreement.

     12.2. Expenses.

     Except as otherwise provided in this Agreement, each of the parties hereto shall pay his or its own costs and expenses in connection with this Agreement and the transactions contemplated hereby.

     12.3. Brokers.

     Each of T2 and Buyer, on the one hand, and the Partnership and Gathering, on the other jointly and severally represents and warrants to the other that no broker or finder (other than Concordia Capital/Frost Berman, Frost Capital Europe, Bengur Bryan and Martin Zacarias/Argus Capital, the fees of which are the responsibility of the Partnership) was engaged or dealt with in connection with any of the transactions contemplated by this Agreement, and each of the parties shall indemnify and hold the other harmless from and against any and all claims or liabilities asserted by or on behalf of any alleged broker or finder for broker's fees, finder's fees, commissions or like payments.

     12.4. Tax Advisors.

     Each of T2 and Buyer, on the one hand, and the Partnership and Gathering on the other hand, jointly and severally, represent and warrant to the other parties hereto that it has consulted with its respective tax advisors with respect to the transactions contemplated in this Agreement.

     12.5. Execution in Counterparts.

     This Agreement may be executed in one or more counterparts by mail, courier or facsimile, and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

     12.6. Notices.

     All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given or made as of the earlier of the date delivered or mailed if delivered personally by overnight courier or mailed by express, registered or certified mail, (postage prepaid, return receipt requested), or by facsimile transmittal, confirmed by express, certified or registered mail, as follows:

         If to T2 or Buyer, to:              Take-Two Interactive Software, Inc.
                                             575 Broadway
                                             New York, New York
                                             Attn:  Ryan Brant

         Copy to:                            Tenzer Greenblatt LLP
                                             405 Lexington Avenue
                                             New York, NY  10174
                                             Attn: Barry S. Rutcofsky, Esq.

         If to the Partnership
         or the General Partner:             Gathering of Developers, Inc.
                                             2700 Fairmount
                                             Dallas, Texas 75201
                                             Attn: General Partner

         Copy to:                            Thompson & Knight, P.C.
                                             1700 Pacific Avenue, Ste. 3300
                                             Dallas, Texas 75201
                                             Attn: J. Holt Foster, III, Esq.

or to such other address as any party shall have designated by like notice to the other parties hereto (except that a notice of change of address shall only be effective upon receipt).

     12.7. Governing Law.

     This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without regard to its choice of law principles, with a forum and venue of New York County, New York.

     12.8. Amendment.

     This Agreement may only be amended by a written instrument executed by each of the parties hereto.

     12.9. Entire Agreement.

       This Agreement (together with the other agreements and documents being delivered pursuant to or in connection with this Agreement) constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings of the parties, oral and written, with respect to the subject matter hereof.

     12.10. Assignment.

     Neither this Agreement nor any rights, interests or obligations hereunder may be assigned (by operation of law or otherwise) by any party hereto without the prior written consent of all of the parties hereto.

     12.11. Binding Effect; Benefits.

     This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. Nothing herein contained, express or implied, is intended to confer upon any person other than the parties hereto and their respective heirs, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

     12.12. Waiver, etc.

     The failure of any of the parties hereto to at any time enforce any of the provisions of this Agreement shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Agreement or any provision hereof or the right of any of the parties hereto to thereafter enforce each and every provision of this Agreement. No waiver of any breach of any of the provisions of this Agreement shall be effective unless set forth in a written instrument executed by the party or parties against whom or which enforcement of such waiver is sought; and no waiver of any such breach shall be construed or deemed to be a waiver of any other or subsequent breach.

     12.13. Severability.

     Any provision of this Agreement which is held by a court of competent jurisdiction to be prohibited or unenforceable in any jurisdiction(s) shall be, as to such jurisdiction(s), ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

     12.14. Announcements.

     Each of the parties shall hereto consult with each other prior to the issuance of any press release or otherwise divulging the existence of this Agreement, its contents, or the transactions contemplated hereby, and none of the parties hereto shall issue any such press release or make any such statement prior to such consultation, except as may be required by applicable law or the applicable rules or regulations of NASDAQ or any other stock exchange.

     12.15. Schedules.

     The Schedules delivered pursuant to this Agreement are an integral part hereof. Each such Schedule shall be in writing and shall indicate the subparagraph pursuant to which it is being delivered.

     12.16. Tax Matters.

     The parties agree to allocate the taxable income, gain, loss, deductions and credits of the Partnership for the 1999 taxable year between the existing Partners (consisting of the Class B Limited Partners and the General Partner) and Buyer on a pro rata basis, based on the ratio of (a) number of days in the year after Buyer became a Partner in the Partnership, over (b) the total number of days in the taxable year.



                           [Signature page to follow.]

     IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the date first above written.

                                    T2 DEVELOPER, INC.


                                    By: /s/ Ryan Brant
                                        ----------------------------------------
                                        Ryan Brant, Chief Executive Officer


                                    TAKE-TWO INTERACTIVE SOFTWARE, INC.


                                    By: /s/ Ryan Brant
                                        ----------------------------------------
                                        Ryan Brant, Chief Executive Officer


                                    GATHERING OF DEVELOPERS I, LTD.

                                    By: Gathering of Developers, Inc. (a Texas
                                             corporation)
                                          its General Partner


                                    By: /s/ Michael S. Wilson
                                        ----------------------------------------
                                        Michael S. Wilson
                                        Chief Executive Officer


                                    GATHERING OF DEVELOPERS, INC.


                                    By: /s/ Michael S. Wilson
                                        ----------------------------------------
                                        Michael S. Wilson
                                       Chief Executive Officer